Exhibit 23.1 Consent of Independent Registered Public Accounting Firm Lilis Energy, Inc. and Subsidiaries Houston, Texas We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 9, 2018, relating to the consolidated financial statements and the effectiveness of Lilis Energy, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2017. /s/ BDO USA, LLP Dallas, Texas August 9, 2018 BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms.